Exhibit 10.1

PROMISSORY NOTE CONVERSION AGREEMENT

This Promissory Note Conversion Agreement (the “Agreement”), dated as of April 4, 2008, is entered into by and between Tao Minerals, Ltd (“Tao”) Outboard Investments Ltd., (“Outboard”), with reference to the following:

WHEREAS, Outboard has purchased, and/or will be purchasing, certain Debt (as such term is defined in a Debt Sale Agreement entered into by and between the parties and Epsom Investment Services NV dated April 4, 2008) evidenced by a certain Promissory Note (“Promissory Note”) issued by Tao to Outboard relating to a certain Stock Subscription Agreement entered into by and between Tao and Epsom Investment Services NV, as set forth in more detail on Exhibit A attached hereto; and

WHEREAS, the parties desire to provide for certain conversion provisions relating to the Promissory Note.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Conversion Right.  Each of Outboard and Tao agree that the Promissory Note shall be converted or exchanged (each a “Conversion”) through one or a series of such Conversions, up to the full principal balance thereof, into shares of the common stock of Tao (the “Tao Common Stock”) (calculated as to each such conversion to the nearest 1/100th of a share).  The number of shares of Tao Common Stock into which the Promissory Note may be converted is equal to the dollar amount of the Promissory Note, or portion thereof, being converted divided by the Conversion Price.  The Conversion Price shall be equal to 30% of the lowest closing bid price of the Tao Common Stock during the five trading days prior to Outboard’s election to convert.  Upon the conversion of the full principal balance and all accrued and unpaid interest of each Promissory Note into shares of the Tao Common Stock, as set forth above, no further rights shall exist under such Promissory Note with respect to the connection of interest or other amounts under the Promissory Note by the holder thereof.

For so long as Tao honors the terms of each Conversion Notice delivered by Outboard to Tao and effects each such Conversion as submitted by Outboard within the applicable time periods set forth in this Agreement.  Outboard shall not otherwise demand cash payment upon any outstanding sums of principal and accrued and unpaid interest under the Promissory Note.  In the event that Tao refuses or otherwise fails to honor any Conversion Notice submitted to Tao by Outboard and/or Tao fails to effect such Conversion within the applicable time period set forth herein,  Outboard shall  have the right, at Outboard’s sole discretion, to declare any or all amounts, including outstanding principal and accrued and unpaid interest, under the Promissory Note immediately due and payable by Tao and Tao shall deliver such payment for all such outstanding sums owed under the Promissory Note to Outboard within five days of Outboard’s demand for payment thereof.”

2.    Exercise of Conversion Privilege.

(a)  Conversion of a Promissory Note may be exercised, within the allotted time, by Outboard by telecopying an executed and completed Conversion Notice to Tao. Each date on which a Conversion Notice is telecopied to Tao in accordance with the provisions of this Section shall constitute a Conversion Date. Tao shall convert or exchange the Promissory Note and issue the Tao Common Stock in the manner provided below in this Section, and all voting and other rights associated with the beneficial ownership of the Tao Common Stock issued at Conversion shall vest with Outboard, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Tao Common Stock issued at Conversion in connection with such Conversion. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than two business days after Tao’s receipt of such Conversion Notice, Tao shall (i) issue the Tao Common Stock in accordance with the provisions of this Section and (ii) cause to be mailed for delivery by overnight courier to Outboard a certificate or certificate(s) representing the number of Tao Common Shares to which Outboard is entitled by virtue of such Conversion. Such Conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates, and at such time the rights of Outboard as the holder of the Promissory Note, as such (except if and to the extent that any principal amount thereof remains unconverted), shall cease and the person and persons in whose name or names the Tao Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the shares of common stock represented thereby, and all voting and other rights associated with the beneficial ownership of such shares of common stock shall at such time vest with such person or persons. The Conversion Notice shall constitute a contract between Outboard and Tao, whereby Outboard shall be deemed to subscribe for the number of shares of Tao Common Stock which it will be entitled to receive upon such Conversion and, in payment and satisfaction of such subscription, to surrender the Promissory Note and to release Tao from all liability thereon (except if and to the extent that any principal amount of the Promissory Note remains unconverted).

(b)  If, at any time after the date of this Agreement, (i) Tao challenges, disputes or denies the right of Outboard to effect the Conversion of a Promissory Note into shares of Tao Common Stock or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section or (ii) any third party who is not and has never been an affiliate of Outboard commences any lawsuit or legal proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of Outboard hereof to effect any Conversion of the Promissory Note into shares of Tao Common Stock, then Outboard shall have the right, but not the obligation, by written notice to Tao, to require Tao to promptly redeem the Promissory Note for cash at one hundred and ten percent (110%) of the principal amount thereof, together with all accrued and unpaid interest thereon to the date of redemption. Under any of the circumstances set forth above, Tao shall be responsible for the payment of all costs and expenses of Outboard, including reasonable legal fees and expenses, as and when incurred in defending itself in any such action or pursuing its rights hereunder (in addition to any other rights of Outboard).

(c)  Outboard shall be entitled to exercise its conversion privilege set forth herein notwithstanding the commencement of any case under the Bankruptcy Code. In the event Tao is a debtor under the Bankruptcy Code, Tao hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of Outboard’s conversion privilege. Tao hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. § 362 in respect of the conversion of the Promissory Note. Tao agrees, without cost or expense to Outboard, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. § 362.

(d)  Tao shall provide Outboard, at its expense, any Rule 144 legal opinion in accordance with customary rules and regulations as enforced by the SEC, and in form and substance acceptable to Outboard that would be required to enable Outboard to sell the shares of Tao Common Stock issued at any Conversion.

(e)  Outboard may effect a Conversion of all or any portion of any of the Promissory Note by telecopying or otherwise delivering to Tao an executed notice setting forth the amount and identity of all or any portion of the Promissory Note that is to be so converted or exchanged for Tao Common Stock (the “Conversion Notice”).  No other action on the part of Outboard shall be required to so effect such Conversion

3.    Adjustments.  The Conversion Price and the number of shares deliverable upon conversion of the Promissory Note are subject to adjustment from time to time as follows:

(a)  Reclassification, Etc.  In case Tao shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another company (where Tao is not the survivor or where there is a change in or distribution with respect to the common stock of Tao), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another person or company, or effectuate a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Tao is disposed of (each, a “Fundamental Corporate Change”) and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Tao Common Stock, then Outboard shall have the right thereafter, at its sole option, to (x) require Tao to prepay the Promissory Note for cash at one hundred and ten percent (110%) of the principal amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment, (y) receive the number of shares of common stock of the successor or acquiring corporation or of Tao, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of common stock into which the outstanding portion of the Promissory Note may be converted at the Conversion Price applicable immediately prior to such Fundamental Corporate Change or (z) require Tao, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to Outboard a debenture with substantial identical rights, privileges, powers, restrictions and other terms as the Promissory Note and the rights of conversion and/or exchange as set forth in this Agreement in an amount equal to the amount outstanding under the Promissory Note immediately prior to such Fundamental Corporate Change. For purposes hereof, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to prepayment and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions shall similarly apply to successive Fundamental Corporate Changes.

4.    Certain Conversion Limits.  For the period during which Outboard holds any of the Promissory Note, if and to the extent that, on any date, the holding by Outboard of the Promissory Note would result in Outboard being deemed the beneficial owner of more than 4.99% of the then Outstanding shares of the common stock of Tao, then Outboard shall not have the obligation, to convert or exchange any portion of the Promissory Note as shall cause Outboard to be deemed the beneficial owner of more than 4.99% of the then Outstanding shares of the common stock of Tao.  If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent Outboard from being deemed the beneficial owner of more than 4.99% of the then Outstanding shares of the common stock of Tao, then Tao shall prepay such portion of the Promissory Note as shall cause Outboard not to be deemed the beneficial owner of more than 4.99% if the then Outstanding shares of the common stock of Tao.  Upon such determination by a court of competent jurisdiction, Outboard shall have no interest in or rights under such portion of the Promissory Note that is so prepaid.  Such prepayment shall be for cash at a prepayment price if one hundred and ten percent (110%) of the principal amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment.  For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  “Outstanding” when used with references to the common stock of Tao means, on any date of determination, all issued and outstanding shares of the common stock of Tao , and includes all such shares of the common stock of Tao issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of the common stock of Tao; provided, however, that any such shares of the common stock of Tao directly or indirectly owned or held by or for the account of Tao or any subsidiary of Tao shall not be deemed “Outstanding” for purposes hereof.

5.    Representations and Warranties of Tao.  In connection with the transactions provided for herein, Tao hereby represents and warrants to Outboard that:

(a)  Organization, Good Standing and Qualification.  Tao is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted. Tao is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)  Authorization.  All corporate action has been taken on the part of Tao, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the conversion or exchange of the Promissory Note. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, Tao has taken all corporate action required to make all of the obligations of Tao reflected in the provisions of this Agreement, and the Promissory Note, the valid and enforceable obligations they purport to be. Except as otherwise indicated in this Section 5, the conversion or exchange of the Promissory Note into shares of Tao Common Stock as contemplated herein, will not be subject to the preemptive rights of any stockholder of the Company. Tao has authorized sufficient shares of Tao Common Stock to allow for conversion or exchange of the Promissory Note as described in Section 1 and Section 2.

(c)  Compliance with Other Instruments.  Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the shares of Tao Common Stock upon the conversion or exchange of the Promissory Note, will constitute or result in a material default or violation of any law or regulation applicable to Tao or any material term or provision of Tao’s current Articles of Incorporation or bylaws or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(d)  Issuance of Common Stock.  The shares of Tao Common Stock to be issued and delivered upon Conversion of the Promissory Note will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The offer, sale and issuance of the shares of Tao Common Stock to be issued and delivered upon Conversion of the Promissory Note will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and federal securities laws.

(e)  Litigation.  There is no action, suit, proceeding or investigation pending or currently threatened against Tao that questions the validity of the Promissory Note or this Agreement, or the right of Tao to convert or exchange the Promissory Note, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of Tao. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the negotiations by Tao with potential backers of, or investors in, Tao or its proposed business. Tao is not a party to, or to the best of its knowledge, named in the order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, or proceeding by Tao currently pending or that Tao currently intends to initiate.

6.    Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida, United States of America.

7.    Consent to Jurisdiction.  The parties (i) hereby irrevocably submit to the jurisdiction of the State and Federal courts of the State of Florida for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this section shall affect or limit any right to serve process in any other manner permitted by law.

8.    Waiver of Jury Trial.  To the fullest extent permitted by law, each of the parties hereto hereby knowingly, voluntarily and intentionally waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any other document or any dealings between them relating to the subject matter of this Agreement and other documents. Each party hereto (i) certifies that neither of their respective representatives, agents or attorneys has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications herein.

9.    Attorneys' Fees.  In the event of any legal action between the parties with respect to this Agreement or the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to court costs and litigation expenses incurred in said legal action, regardless of whether such legal action is prosecuted to judgment.

10.  Notices.  Any notice, demand or other communication required or permitted under this Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or (b) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or (c) upon the third (3rd) calendar day after mailing to the receiving party by either United States registered or certified mail, postage prepaid, or (d) the next delivery day after mailing to the receiving party by FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

To: Tao Minerals, Ltd.
Tao Minerals, Ltd.
Oficina 501 Edificio Colmena
Carrera 43A NO1 A Sur 29
Medellin Antioquia
Columbia

To Outboard Investments Ltd.:
Outboard Investments Ltd.
BCM Cape Building
Leeward Highway Providenciales
Turks and Caicos, BWI
Facsimile: (649) 946-4955

11.    Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Agreement shall continue in full force and effect without said provision. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

12.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document. Facsimile execution shall be deemed originals.

13.    Entire Agreement.  This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

14.    Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

15.    Amendment and Waiver.  No modification or waiver of any provision of this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.

IN WITNESS WHEREOF, Tao and Outboard have duly executed this Agreement as of the date first above written.

Tao Minerals, Ltd.	Outboard Investments Ltd.

By: /s/ James A. Sikora	By: Hugh G. O’Neill

Name: James A. Sikora	Name: Hugh G. O’Neill
Title: President	Title: Director

EXHIBIT A

Promissory Note

Promissory Note between Tao and Epsom Investment Services N.V. dated as of ____________, 2008 in the principal amount of $620,000.

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